EXHIBIT 99.1

Apyx Medical Corporation Reports Preliminary, Unaudited, Fourth Quarter and Full Year 2025 Revenue Results

Surgical Aesthetics revenue increased approximately 38% year-over-year in the fourth quarter of 2025, including an increase of approximately 51% in the U.S. following the launch of AYON

CLEARWATER, FL — January 12, 2026 - Apyx Medical Corporation (Nasdaq: APYX) (the “Company” or “Apyx Medical”), the leader in surgical aesthetics marketed and sold as Renuvion® and the AYON Body Contouring System™ (AYON), today reported preliminary revenue results for the fourth quarter and full year ended December 31, 2025.

Preliminary Fourth Quarter 2025 Revenue Summary:

•	Total revenue is expected to be in the range of approximately $19.0 to $19.2 million, representing an increase of approximately 34% year-over-year.
◦	Surgical Aesthetics revenue is expected to be in the range of approximately $16.6 to $16.8 million, representing an increase of approximately 38% year-over-year.
◦	OEM revenue is expected to be approximately $2.4 million, representing an increase of approximately 13% year-over-year.

Preliminary Full Year 2025 Revenue Summary:

•	Total revenue is expected to be in the range of approximately $52.7 to $52.9 million, representing an increase of approximately 10% year-over-year.
◦	Surgical Aesthetics revenue is expected to be in the range of approximately $45.2 to $45.4 million, representing an increase of approximately 17% year-over-year.
◦	OEM revenue is expected to be approximately $7.5 million, representing a decrease of 21% year-over-year.

Management Comments:

“We are excited by AYON’s commercial launch, which delivered immediate momentum and contributed to a strong fourth quarter, including an increase of approximately 51% in revenue for our Surgical Aesthetics segment in the U.S.,” said Charlie Goodwin, President and CEO of Apyx Medical Corporation. “With Renuvion and AYON now in the market, we are well-positioned to capitalize on the expected increase in aesthetic surgical procedures in the U.S. This positive industry momentum is being fueled, in part, by the adoption of GLP-1 therapies resulting in significant patient weight loss and loose and lax skin.”

This press release includes Apyx Medical Corporation’s preliminary revenue results for the quarter and full year ended December 31, 2025. Apyx Medical plans to release its fourth quarter and full year 2025 financial results in March 2026. Actual fourth quarter and full year 2025 revenue results are subject to completion of the Company’s year-end financial closing procedures and year-end audit procedures by the Company’s independent registered public accounting firm.

Investor Relations Contact:

Jeremy Feffer, Managing Director LifeSci Advisors

OP: 212-915-2568

jfeffer@lifesciadvisors.com

About Apyx Medical Corporation:

Apyx Medical Corporation is a surgical aesthetics company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion® and the AYON Body Contouring SystemTM in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents. The AYON Body Contouring System is an FDA-cleared, groundbreaking, surgeon-designed body contouring system that combines precision, versatility, and innovation in an all-in-one platform. It seamlessly integrates fat removal, closed loop contouring, electrosurgical capabilities and Renuvion for tissue contraction, empowering surgeons to deliver the most comprehensive body contouring treatments for patients. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.